The references in this press release to “Alliance Insurance Corporation” should instead refer to “Alliance Insurance Agency, Inc.”
Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE November 17, 2005	CONTACT: Thomas A. Young, Jr. Paul M. Harbolick, Jr. (703) 814-7200
Alliance Bankshares Completes Insurance Agency Acquisition
Insurance lines are the newest addition to growing platform
CHANTILLY, VA – (NASDAQ: ABVA) Alliance Bankshares Corporation announced today that its subsidiary, Alliance Bank Corporation, has completed the previously announced acquisition of the Danaher Insurance Agency of Annandale, Virginia.
“We could not be happier about having Danaher Insurance become part of the growing Alliance team,” said Thomas A. Young, Jr., President of Alliance Bank. “The people, products and professionalism of the agency are a perfect match for us” added Young.
Danaher Insurance has been in operation for 42 years and provides insurance and a full array of financial services to a broad range of small and middle market businesses, professionals and consumers. Thomas P. Danaher, current President of the agency, will become President of Alliance Insurance Corporation and will be responsible for all insurance activities for Alliance Insurance Corporation and Alliance Bank. “I am extremely excited about our new partnership. Alliance is a well respected financial institution in the region and adding insurance products to its broad array of financial products will continue the expansion of the core financial services platform,” said Tom Danaher.
Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the Bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-KSB and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
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